Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statements and related Prospectuses (Forms S-3 No. 333-87512, No. 333-73421, No. 33-40465, No.
333-36704 and Form S-4 No. 333-10771) of Commerce Bancorp, Inc. and in the Registration Statements (Forms S-8 No. 33-82742, No. 33-82740, No. 333-57497, No. 333-37764, and No. 333-40386) pertaining to the Stock Option Plans and Employee Stock Purchase Plan of Commerce Bancorp, Inc. of our report dated
February 7, 2003 with respect to the consolidated financial statements of Commerce Bancorp, Inc. and Subsidiaries included in this Annual Report (Form 10-K) for the year ended December 31, 2002.



Philadelphia, Pennsylvania
March 28, 2003